UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) October 9, 2003

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	N/A
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)
Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Item 2. Acquisition or Disposal of Assets

On October 8, 2003 Central European Media Enterprises Ltd. agreed to sell CNTS, our Czech operating company, to PPF (Cyprus) Ltd., part of the PPF group of companies, the largest private financial services group in the Czech Republic, for $53.2 million dollars. PPF has no relationship with us, our affiliates, any of our directors or officers or any associate of our directors or officers.

The agreement provides for us to be paid an initial non-refundable deposit of $7.5 million dollars and a further payment of $7.5 million together with security on the remaining balance of $38.2 million within 15 days. The balance, which bears interest at the three month LIBOR rate, is to be settled by payments of $20 million plus all accrued interest on or before July 15, 2004 and $18.2 million plus all accrued interest on or before July 15, 2005. In the event that the second payment of $7.5 million dollars or the required security is not delivered within fifteen days, the first payment of $7.5 million will be forfeited by PPF and the rest of the agreement will be cancelled and have no effect. The agreement provides for a discount of $2.0 million if payment of the full amount is received by us prior to December 31, 2003, or a discount of $1.0 million if payment of the full amount is received prior to July 15, 2004. We have been advised that this transaction is not subject to tax in the Czech Republic or the Netherlands because it is the sale of its ownership or participation interest. The sale price of $53.2 million was determined by negotiations with a bona fide third party, i.e. PPF.

The assets of CNTS consist principally of a building in Prague, an exclusive operating agreement between CNTS and CET-21, the holder of the broadcast license for TV Nova, and a minor ownership interest in CET-21. CNTS has been attempting to enforce the operating agreement through the courts in the Czech Republic since 1999. The assets also include certain interests in trademarks and other intellectual property, as well other claims against CET-21 and its associates including, in a Czech litigation claim and in a Vienna arbitration, a claim for damages amounting to $275million, of which we believe we may have been able to keep $72 million.

Item 5. Other Events and Regulation FD Disclosure

We issued a press release announcing that we have agreed to sell CNTS, our Czech operating company, to PPF. The press release is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

None

(b) Pro Forma Financial Information

Pro forma financial statements prepared according to Article 11 of Regulation S-X will be filed as and if required within 60 days.

(c) Exhibits

99.1 Press Release, dated October 8, 2003

99.2 Master Agreement, dated October 8, 2003

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: October 9, 2003	/s/ Wallace Macmillan
Wallace Macmillan Vice President - Finance (Principal Financial Officer and Duly Authorized Officer)